Exhibit 99.1

Contact: Richard T. Haston	For Immediate Release
662-324-4258

NBC CAPITAL CORPORATION SIGNS DEFINITIVE AGREEMENT

TO ACQUIRE SEASONS BANCSHARES, INC. OF BLAIRSVILLE, GA

STARKVILLE, Miss. — (March 21, 2006) — NBC Capital Corporation (“NBC”) (AMEX: NBY), the parent company of Cadence Bank, N.A., announced today that it signed a definitive agreement to acquire Seasons Bancshares, Inc. (“Seasons”), the holding company for Seasons Bank, a commercial bank headquartered in Blairsville, Georgia. The acquisition is valued at approximately $22.0 million, of which 45% will be paid in cash and 55% will be paid in shares of NBC’s common stock. The transaction has been unanimously approved by the boards of directors of both NBC and Seasons and is subject to customary closing conditions, including regulatory approvals and the approval of Seasons’ shareholders.

“The proposed acquisition of Seasons will be NBC’s first entry into Georgia,” stated Lewis F. Mallory, Jr., chairman and chief executive officer of NBC Capital Corporation. “Seasons is a strong community bank and an excellent fit for NBC. We expect the acquisition to be neutral to NBC’s 2007 cash earnings per share.* We anticipate closing the transaction with Seasons early in the fourth quarter of 2006.

“We are excited about the addition of the Georgia market and expanding our footprint in the states that we targeted in our strategic growth plans,” continued Mr. Mallory. “The Seasons acquisition adds the fast-growing northern corridor from Atlanta to Union County. Union County was the ninth fastest growing county in the nation last year in terms of residential housing starts. We believe Season’s markets offer us an excellent market to build loan demand in the future. With the completion of this acquisition, we plan to focus on developing our new markets in Georgia, Florida, Tennessee and Alabama to expand our growth opportunities in the coming years.”

NBY Signs Definitive Agreement to Acquire Seasons Bancshares

March 21, 2006

Commenting on the announcement, William L. Sutton, chief executive officer of Seasons, said, “We look forward to joining forces with NBC as Cadence Bank. We expect to leverage the resources available through NBC to enhance our growth opportunities in the northern Atlanta corridor, increase our service offerings to customers and continue our support in the communities we serve. Our Board of Directors unanimously supports the proposed acquisition and the merger with NBC to add value for our shareholders.”

Under the terms of the merger agreement, Seasons Bancshares, Inc. will be merged into NBC Capital Corporation and Seasons Bank will be merged into and operate as Cadence Bank following the closing.

* Use of Non-GAAP Financial Measures

Cash earnings per share is defined as GAAP earnings per share less amortization of acquisition related expenses, including amortization of deposit premium and write-up of fixed assets. NBC anticipates the core deposit premium will be written off over approximately seven years using accelerated depreciation. NBC presents cash earnings per share because its management uses the measure to evaluate the company’s performance and to allocate resources. In addition, NBC believes cash earnings per share is a measure of performance used by some investment banks, investors, analysts and others to make informed investment decisions. Cash earnings per share is an indicator of cash generated to service debt and fund capital expenditures. Cash earnings per share is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for, or superior to other measures of financial performance reported in accordance with GAAP. Cash earnings per share presented herein may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements.

NBY Signs Definitive Agreement to Acquire Seasons Bancshares

March 21, 2006

Other Information

This news release shall not constitute an offer to sell or the solicitation of any offer to buy any securities.

NBC will file a registration statement, including a proxy statement addressed to Seasons Bancshares’ shareholders and a prospectus for the NBC stock to be offered in the merger, with the Securities and Exchange Commission (“SEC”). A definitive proxy statement will be sent to Seasons Bancshares’ shareholders seeking their approval of the plan. Investors and shareholders are urged to read the proxy statement/prospectus carefully when it becomes available, because it will contain important information about the merger. Investors and shareholders may obtain a free copy of the proxy statement/prospectus, when it becomes available, and other documents filed with, or furnished to, the SEC by NBC at the SEC’s website at http://www.sec.gov. Copies of the registration statement and other documents filed by NBC with the SEC may also be obtained without charge from NBC by directing a written request to NBC Capital Corporation, P.O. Box 1187, Starkville, MS 29760, Attention: Richard T. Haston.

About NBC Capital Corporation

NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee and Alabama. NBC’s stock is listed on the American Stock Exchange under the ticker symbol of NBY.

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